UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2008

Entorian Technologies Inc.

(Exact name of registrant as specified in its charter)

000-50553

(Commission File Number)

Delaware	56-2354935
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

8900 Shoal Creek Blvd, Suite 125

Austin, Texas 78757

(Address of principal executive offices, with zip code)

(512) 454-9531

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The Board of Directors of Entorian Technologies Inc. (we or us) established a bonus pool for the second quarter of 2008 under our 2008 Bonus Incentive Plan (the Plan) based on meeting a required threshold amount of adjusted operating income, as defined in the Plan. Adjusted operating income is defined as pro forma operating income, excluding (i) bonus expense for the applicable quarter; (ii) earn-out expenses associated with our acquisition of Southland Micro Systems, Inc.; and (iii) Southland integration costs. Pro forma operating income is defined as operating income as reported under generally accepted accounting principles (GAAP), less amortization and impairment of acquisition intangibles and stock option compensation expense (separately identified on the face of the reported GAAP profit and loss statement). For the second quarter of 2008, the Board established a pool of $200,000 if we achieved a minimum adjusted operating income of ($3.9 million), and a pool of $800,000 if we achieved $1.6 million in adjusted operating income, with a linear payout in between these two targets. We achieved adjusted operating income of ($3.4 million), resulting in a bonus pool of approximately $255,000 for all eligible employees.

Our executive officers are eligible to receive bonuses up to the percentage of their annual salaries set forth below based on their performance. The $255,000 pool set forth above resulted in a payout of 41% of the target for the second quarter of 2008, and on August 22, 2008, the Compensation Committee of the Board of Directors approved the bonus payments set forth below:

Title	Eligible Percentage of Annual Salary	$ Amount Paid
Chief Executive Officer	120%	$42,659

SVP and CFO	75%	$19,806

SVP and General Counsel	70%	$17,064

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	2008 Bonus Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 27, 2008

ENTORIAN TECHNOLOGIES INC.

By:	/s/ Stephanie Lucie
Stephanie Lucie
Senior Vice President, General Counsel & Corporate Secretary

EXHIBIT INDEX

10.1	2008 Bonus Incentive Plan